Exhibit 21

UAL CORPORATION ENTITIES

UAL Corporation - Holding Company 1200 East Algonquin Road Elk Grove Township, IL 60007

Jurisdiction of Incorporation

UAL Corporation (Wholly-owned subsidiaries):	Delaware

Air Wis Services, Inc.	Wisconsin
Four Star Insurance Company, Ltd.	Bermuda
Four Star Leasing, Inc.	Delaware
UAL Benefits Management, Inc.	Delaware
United Air Lines, Inc.	Delaware
United Biz Jet Holdings, Inc.	Delaware
UAL Company Services, Inc.	Delaware
UAL Loyalty Services, Inc.	Delaware

United Air Lines, Inc. 1200 East Algonquin Road Elk Grove Township, IL 60007

United Air Lines, Inc. (Wholly-owned subsidiaries):
Covia LLC	Delaware
Kion de Mexico, S.A. de C.V.	Mexico
Kion Leasing, Inc.	Delaware
Mileage Plus, Inc.	Delaware
Premier Meeting and Travel Services, Inc.	Delaware
United Air Lines Ventures, Inc.	Delaware
United Aviation Fuels Corporation	Delaware
United Cogen, Inc.	Delaware
United GHS Inc.	Delaware
United Vacations, Inc.	Delaware
United Worldwide Corporation	Guam

Air Wis Services, Inc. (Wholly-owned subsidiaries):
Air Wisconsin, Inc.	Wisconsin

Air Wis Services, Inc. (999 shares) and United Air Lines, Inc. (1 share) (Subsidiary):
Domicile Management Services, Inc.	Delaware

United BizJet Holdings, Inc. (Wholly-owned subsidiaries)

BizJet Charter, Inc.	Delaware
BizJet Fractional, Inc.	Delaware
BizJet Services, Inc.	Delaware

UAL Loyalty Services, Inc. (Wholly-owned subsidiary)

Confetti, Inc.	Delaware
Mileage Plus Holdings, Inc.	Delaware
MyPoints.com, Inc.	Delaware
ULS Ventures, Inc.	Delaware

Mileage Plus Holdings, Inc. (Wholly-owned subsidiaries):
Mileage Plus Marketing, Inc.	Delaware

My Points.com, Inc. (Wholly-owned subsidiaries):

Cybergold, Inc.	Delaware
iTarget.com, Inc.	California
MyPoints Offline Services, Inc.	Massachusetts

Covia LLC currently owns a 55.9949803% equity interest in the Galileo Japan Partnership, a Delaware general partnership.